SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549
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                              FORM 15

          Certification and Notice of Termination of Registration
         Under Section 12(g) of the Securities Exchange Act of 1934
      or Suspension of Duty to File Reports Under Section 13 and 15(d)
                   of the Securities Exchange Act of 1934

                      Commission File Number: 000-26103

                         ARDENT COMMUNICATIONS, INC.
              (Exact name of registrant as specified in its charter)

                       6861 Elm Street, Third Floor
                         McLean, Virginia   22101
                             (703) 276-4200

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock $0.01 par value per share
            (Title of each class of securities covered by this Form)

                                  None
          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X]          Rule 12h-3-(b)(1)(ii)   [ ]
     Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12h-3(b)(1)(i)     [X]          Rule 15d-6              [ ]

Approximate number of holders of record as of the certification or notice date: 200

Pursuant to the requirements of the Securities Exchange Act of 1934, Ardent Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 ARDENT COMMUNICATIONS, INC.


DATE: June 4, 2002           By: /s/ Ulysses G. Auger, IV
                                 ------------------------------
                                      Ulysses G. Auger, IV
                                      Chief Executive Officer